Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield NJ 07004 Tel: (973) 461-5200

Press Release

For Immediate Release

Cover-All Technologies Inc. Announces

Second Quarter 2009 Financial Results

Company Reports 10th Consecutive Profitable Quarter

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Continuing Revenue Increases 18.6% Year-To-Date

FAIRFIELD, NEW JERSEY (August 13, 2009) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended June 30, 2009.

Operational Highlights:

•

Year-to-Date revenue increased 5.2% to $5.8 million compared to $5.5 million for the same period in 2008. Second quarter revenue was $2.7 million, compared to $2.5 million for the same period in 2008, an increase of 9.1%.

•

Continuing revenue (maintenance and ASP revenue from contracts) for the first six months of 2009 was $3.5 million, up 18.6% compared to the $3.0 million in the prior-year period. Continuing revenue for the second quarter of 2009 was $1.8 million, up 16.9% from $1.5 million in the same period in 2008.

•

Professional services revenue for the first six months of 2009 was $2.0 million, up 17.9% compared to $1.7 million in the same period in 2008. Professional services revenue for the second quarter of 2009 was $891,000, up 7.4% compared to $829,000 for the same period in 2008.

•

Total expenses (cost of revenue and operating expenses) for the first six months of 2009 was $5.2 million, up from $4.7 million in the same period in 2008.

•

Net income for the six months ended June 30, 2009 was $629,000, or $0.03 per share, compared to $872,000, or $0.04 per share, in the same period of 2008. Net income for the three months ended June 30, 2009 was $194,000, or $0.01 per share, compared to $292,000, or $0.01 per share, in the same quarter of 2008.

•

The Company’s balance sheet remains strong with stockholders’ equity at $7.9 million as of June 30, 2009. The Company completed the second quarter of 2009 with $4.4 million in cash, $5.0 million in working capital and no debt.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All continues to ramp its continuing, or recurring, revenue base, increasing our long-term revenue visibility and resulting in our tenth consecutive quarter of profitability. Simultaneously, we are utilizing our strong financial position and profitability to increase investments in research and development to broaden our product offering and ultimately expand the Company’s earnings power. Our R&D initiatives have enabled us to launch our new Workers’ Compensation product as part of our My Insurance Center™ (MIC) NexGen suite, as well as our Massachusetts Commercial Automobile Rating & Policy Issuance product. Our Workers’ Compensation product is already in production at one major carrier and went live with a second customer in July, 2009.. Our Massachusetts Commercial Automobile Rating & Policy Issuance product was launched after developing and testing this product for an existing customer. These two products are a clear example of Cover-All’s ability to respond to our customers’ business needs with proven technology, and we expect to announce additional product launches during the second half of the year to f urther augment our MIC platform.”

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2009 were $5.8 million, compared to $5.5 million for the same period in 2008, an increase of 5.2%. License revenue was $306,000, compared to $869,000 for the same period in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $3.5 million for the first six months of 2009, up 18.6% from $3.0 million in the same period in 2008. Professional services revenue for the first six months of 2009 was $2.0 million, up 17.9% compared to $1.7 million for the same period in 2008.

Total expenses (cost of revenue and operating expenses) for the first six months of 2009 increased 11.9% to $5.2 million from $4.7 million for the same period in 2008. Net income for the six months ended June 30, 2009 was $629,000, or $0.03 per share (based on 24.9 million weighted average diluted shares), compared to $872,000, or $0.04 per share (based on 24.0 million weighted average diluted shares), in the same period of 2008.

Mr. Roblin continued, “We have strategically increased our investment in sales and marketing, with the goal of expanding Cover-All’s presence in the marketplace. Already, we have received a positive review by Celent, a leading independent analyst firm. This review, in the report ‘Policy Administration Systems for Commercial Lines P/C Insurers US 2009,’ is widely circulated in the insurance industry. In Celent’s analysis of our technology, breadth of functionality, and size of our customer base, no other vendor ranked as high when considering these three factors together. This report has already been well-received in the marketplace and helps to provide Cover-All even greater creditability with new customers.”

Second Quarter Financial Results

Total revenues for the three months ended June 30, 2009 were $2.7 million, compared to $2.5 million for the same period in 2008, an increase of 9.1%. License revenue was $83,000 , compared to $171,000 for the same period in 2008. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $1.8 million for the second quarter of 2009, up 16.9% from $1.5 million in the same period in 2008. Professional services revenue for the second quarter of 2009 was $891,000, up 7.4% compared to $829,000 for the same period in 2008.

Total expenses (cost of revenue and operating expenses) for the three months ended June 30, 2009 quarter increased 15.3% to $2.6 million from $2.2 million. Net income for the three months ended June 30, 2009 was $194,000, or $0.01 per share (based on 25.0 million weighted average diluted shares), compared to $292,000, or $0.01 per share (based on 24.1 million weighted average diluted shares), in the same quarter of 2008.

Stockholders’ equity was $7.9 million as of June 30, 2009 compared to $7.8 million as of December 31, 2008. Total assets increased to $10.4 million as of June 30, 2009 compared to

$11.0 million as of December 31, 2008. As of June 30, 2009, the Company had $4.4 million in cash, $5.0 million in working capital and no debt.

Conference Call Information

Management will conduct a live teleconference to discuss its second quarter 2009 financial results at 4:30 p.m. ET on Thursday, August 13, 2009. Anyone interested in participating should call 1-877-941-1465 if calling from the United States, or 1-480-629-9678 if dialing internationally. A replay will be available until August 20, 2009, which can be accessed by dialing 1-800-406-7325 within the United States and 1-303-590-3030 if dialing internationally. Please use passcode 4134625 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=0000689B.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business fa ctors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

973/461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 4,392,761	$ 4,686,470
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2009 and 2008)	1,699,429	2,055,815
Prepaid Expenses	467,097	334,804
Deferred Tax Asset	840,000	840,000
Total Current Assets	7,399,287	7,917,089
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	623,547	623,547
Less: Accumulated Depreciation	(338,851)	(300,164)
Property and Equipment – Net	284,696	323,383
Capitalized Software (Less Accumulated Amortization of $11,536,419 and $11,049,157, respectively)	1,778,142	1,848,111
Deferred Tax Asset	840,000	840,000
Other Assets	110,151	110,151
Total Assets	$10,412,276	$ 11,038,734

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 318,738	$ 227,007
Accrued Expenses Payable	331,605	1,061,065
Deferred Charges	22,503	22,503
Unearned Revenue	1,750,002	1,800,485
Total Current Liabilities	2,422,848	3,111,060
Long-Term Liabilities:
Deferred Charges	112,592	123,844
Total Long-Term Liabilities	112,592	123,844
Total Liabilities	2,535,440	3,234,904
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 24,786,656 and 24,690,227 Shares Issued and 24,584,786 and 24,488,357 Shares Outstanding, Respectively	247,866	246,902
Paid-in Capital	29,367,295	29,185,646
Accumulated Deficit	(21,573,431)	(21,463,824)
Treasury Stock – At Cost – 201,870 Shares	(164,894)	(164,894)
Total Stockholders’ Equity	7,876,836	7,803,830
Total Liabilities and Stockholders’ Equity	$ 10,412,276	$ 11,038,734

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATION

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Licenses	$ 83,415	$ 170,899	$ 306,393	$ 869,399
Maintenance	1,252,475	958,672	2,497,479	1,947,515
Professional Services	890,619	828,886	1,986,567	1,684,316
Applications Service Provider (“ASP”) Services	512,964	551,959	1,003,688	1,005,594
Total Revenues	2,739,473	2,510,416	5,794,127	5,506,824
Cost of Revenues:
Licenses	232,990	258,386	492,320	536,881
Maintenance	624,155	620,302	1,196,555	1,074,887
Professional Services	412,171	359,581	938,522	741,323
ASP Services	379,782	244,791	772,633	552,967
Total Cost of Revenues	1,649,098	1,483,060	3,400,030	2,906,058
Direct Margin	1,090,375	1,027,356	2,394,097	2,600,766
Operating Expenses:
Sales and Marketing	222,421	156,998	436,523	391,325
General and Administrative	467,145	417,161	929,551	973,010
Research and Development	226,010	166,583	438,414	382,211
Total Operating Expenses	915,576	740,742	1,804,488	1,746,546
Operating Income	174,799	286,614	589,609	854,220
Other Income (Expense):
Interest Expense	—	(4,531)	—	(9,063)
Interest Expense – Related Party	—	(1,308)	—	(2,616)
Interest Income	1,895	3,041	5,867	3,043
Other Income	17,181	8,419	33,300	26,609
Total Other Income (Expense)	19,076	5,621	39,167	17,973
Income Before Income Taxes	193,875	292,235	628,776	872,193
Income Taxes	—	—	—	—
Net Income	$ 193,875	$ 292,235	$ 628,776	$ 872,193
Basic Earnings Per Common Share	$ 0.01	$ 0.01	$ 0.03	$ 0.04
Diluted Earnings Per Common Share	$ 0.01	$ 0.01	$ 0.03	$ 0.04
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	24,586,000	23,520,000	24,565,000	23,441,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,010,000	24,085,000	24,915,000	24,043,000